Exhibit 10.8

FIRST HAWAIIAN, INC.

ROLE-BASED ALLOWANCE AWARD AGREEMENT

This Role-Based Allowance Award Agreement (this “Award Agreement”) evidences a role-based allowance award (the “Role-Based Allowance”) by First Hawaiian, Inc., a Delaware Corporation (“First Hawaiian”).  The Compensation Committee of the First Hawaiian Board of Directors (the “Committee”) shall administer the Role-Based Allowance and, subject in each case to the consent of the Grantee (whether or not the amendment or termination adversely affects the Grantee), may amend or terminate this Award Agreement.  This Award Agreement shall be interpreted, administered and construed to comply with Capital Requirements Directive IV (CRD IV) to the extent applicable to First Hawaiian.

Name of Grantee:	Robert S. Harrison (the “Grantee”).

Grant Date:	August 9, 2016 (the “Grant Date”).

Annual Role-Based Allowance Amount:	The Role-Based Allowance will be in an annual amount equal to $190,000.

Period of Award:	The Grantee will receive the Annual Role-Based Allowance Amount each year from 2016 through 2024.

Payment Dates:

For 2016, the Grantee will receive the Annual Role-Based Allowance Amount in cash in a lump sum on the Grant Date. For each year from 2017 through 2024, the Annual Role-Based Allowance Amount will be paid to Grantee in cash in a lump sum on January 1.

Termination of Employment:

Except as provided below, the Grantee must be employed by First Hawaiian on the applicable Payment Date in order to receive the Annual Role-Based Allowance Amount for the applicable year. To the extent the Grantee’s employment terminates for any reason other than a termination by First Hawaiian without Cause (as defined in the Grantee’s employment agreement with First Hawaiian Bank and BancWest Corporation dated effective January 1, 2012 or any successor agreement (the “Employment Agreement”)) or by the Grantee with Good Reason (as defined in the Employment Agreement) prior to a Payment Date, any unpaid Annual Role-Based Allowance Amounts will be forfeited.

Termination of Employment without Cause or with Good Reason

If the Grantee’s employment is terminated by First Hawaiian without Cause or by Grantee with Good Reason, any unpaid Annual Role-Based Allowance Amounts will immediately vest and be paid to the Grantee on the sixtieth (60th) day following such termination of employment; provided that, prior to such date, the Grantee executes, delivers and causes to become effective a general release of claims in a form satisfactory to First Hawaiian.

Tax Withholding:	All payments under this Award Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

Committee Discretion:

The Committee reserves the right (but has no obligation) to accelerate the payment of Annual Role-Based Allowance Amounts in its sole discretion, but in no case may the Committee exercise such discretion prior to the date on which BNP Paribas ceases to consolidate First Hawaiian’s financial statements with its financial statements under the International Financial Reporting Standards, as adopted for use in the European Union.

Nonassignability:

The rights of Grantee to payments under this Award Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this provision shall be void.

Section 409A:

Each payment in respect of the Role-Based Allowance will be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and amounts payable shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the “short-term deferral” exception in Treasury Regulation Section 1.409A-1(b)(4). For the avoidance of doubt, the Role-Based Allowance is intended to satisfy such short-term deferral exception. To the extent any payment in respect of the Role-Based Allowance constitutes “deferred compensation” subject to Section 409A, this Award Agreement will be interpreted, administered and construed to, comply with Section 409A with respect to such payment. The Committee will have full authority to give effect to the intent of this provision. If any payment to be made with respect to the Role-Based Allowance would be subject to the limitations in Section 409A(a)(2)(b) of the Internal Revenue Code, the payment or delivery will be delayed until six months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A.

Governing Law:	The validity, interpretation, construction and performance of this Award Agreement shall be governed by the laws of the State of

Hawaii (other than their choice-of-law provisions).

Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with the Employment Agreement, the terms of the Employment Agreement will control.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

FIRST HAWAIIAN, INC.

By:	/s/ Gérard Gil
	Name:	Gérard Gil
	Title:	Chairman of the Compensation Committee of the First Hawaiian, Inc. Board of Directors

Robert S. Harrison

/s/ Robert S. Harrison